Exhibit 3.5

ACCELERIZE NEW MEDIA INC.

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE TO SET FORTH
DESIGNATIONS, PREFERENCES AND RIGHTS OF
8% SERIES B CONVERTIBLE PREFERRED STOCK

It is hereby certified that:

I.           The name of the Corporation is Accelerize New Media Inc. (the "Corporation"), a Delaware corporation.

II.          The Corporation has heretofore filed with the Secretary of State of Delaware a Certificate to Set Forth Designations, Preferences and Rights of 8% Series B Convertible Preferred Stock creating a series consisting of 144,000 shares.

III.         The Corporation's Board of Directors and holders of a majority of all the issued and outstanding shares of 8% Series B Convertible Preferred Stock have, by written consents dated March 27, 2012, approved an amendment to the Certificate to Set Forth Designations, Preferences and Rights of 8% Series B Convertible Preferred Stock whereby the 8% Series B Convertible Preferred Stock will be subject to a mandatory conversion on March 31, 2012.

IV.         Paragraph 4 of the Certificate to Set Forth Designations, Preferences and Rights of 8% Series B Convertible Preferred Stock shall be, and it hereby is, amended by adding a new sub-paragraph (k) thereof, which reads in its entirety as follows:

   (k)  On March 31, 2012 all issued and outstanding shares of Series B Preferred Stock shall be converted into fully-paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the Conversion Price provided in this paragraph 4.

V.          This Certificate of Amendment was adopted by the unanimous consent of Corporation's Board of Directors in accordance with Section 141 of the General Corporation Law of the State of Delaware and by the consent in writing of holders of a majority of all outstanding shares of 8% Series B Convertible Preferred Stock in accordance with Section 228 of the General Corporation Law of the State of Delaware on March 27, 2012, and no consent of the Corporation's common stockholders or holders of the Corporation’s 10% Series A Convertible Preferred Stock was required for the adoption thereof pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation.

VI.         This Certificate of Amendment was duly adopted in accordance with Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, has executed this Certificate of Amendment to the Certificate to Set Forth Designations, Preferences and Rights of 8% Series B Convertible Preferred Stock as of March 27, 2012.

ACCELERIZE NEW MEDIA INC.

By:	/s/ Brian Ross
Brian Ross, President